Exhibit 99.1

April 9, 2010

Franklin Financial announces 2nd quarterly dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular quarterly dividend for the second quarter of 2010.

Total regular cash dividends paid during the first two quarters of 2010 will be $.54 per share, matching the per share cash dividend paid during the same period in 2009.  The second quarter cash dividend will be paid on May 28, 2010 to shareholders of record at the close of business on May 7.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of approximately $980 million.  Its wholly owned subsidiary, F&M Trust Company, has twenty-five community banking offices located in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg, and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.